UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 Form 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	December 6, 2002
Exact name of registrant as specified in its charter	Richardson Electronics, Ltd.
State or other jurisdiction of incorporation	Delaware
Commission file Number	0-12906
IRS Employer Identification No.	36-2096643
Address of principal executive office	40W267 Keslinger Road, P. O. Box 393, La Fox, IL
Zip Code	60147-0393
Registrant's telephone number, including area code	630-208-2386

This Current Report on Form 8-K contains a total of 2 pages.

Item 9. Regulation FD Disclosure

Richardson Announces New Credit Facility

LaFox, IL, Monday December 9, 2002: Richardson Electronics, Ltd. (NASDAQ: RELL) today announced that it has successfully negotiated a new $102 million secured revolving credit facility with its current lending group.

The new credit facility replaces existing credit lines and is principally secured by the company's trade receivables and inventory. This new agreement provides significantly relaxed leverage and coverage ratios from the prior agreement while extending the maturity date 15 months to September 2005 with similar pricing. Terms of the agreement can be found in the company's 8-K filed today.

Dario Sacomani, Senior Vice President and Chief Financial Officer, said, "We are pleased to extend the relationship with our lending group. The new agreement adds significant operating flexibility as we continue to promote stability in the current economic environment and focus on growth through market share gains."

About Richardson Electronics

Richardson Electronics, Ltd. is a global provider of "engineered solutions," serving the RF and wireless communications, industrial power conversion, security and display systems markets. The Company delivers engineered solutions for its customers' needs through product manufacturing, systems integration, prototype design and assembly, testing and logistics. Press announcements and other information about Richardson are available on the World Wide Web at http://www.rell.com/investor.asp.